 EXHIBIT 16.1

January 26, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: Crown Equity Holdings Inc.

Form 8-K/A dated December 18, 2025

File No. 000-29935

To Whom it May Concern:

We have read and carefully reviewed the statements made by Crown Equity Holdings Inc. (the "Company") under Item 4.01 of its Current Report on Form 8-K/A dated December 18, 2025, ﬁled with the Securities and Exchange Commission on January 7, 2026, regarding the termination of our engagement as the Company's independent registered public accounting ﬁrm.

Based on our review of the disclosures contained in the referenced ﬁling, we agree with the statements concerning our Firm contained therein.

We appreciate the opportunity to have served Crown Equity Holdings Inc. and wish them continued success.

Very truly yours,

Bush & Associates CPA